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                                                                      EXHIBIT 99


                           FPIC INSURANCE GROUP, INC.
                             ANNOUNCES COMPLETION OF
                          $15 MILLION PRIVATE PLACEMENT
                          OF TRUST PREFERRED SECURITIES


JACKSONVILLE, Fla. (Business Wire) - May 16, 2003 - FPIC Insurance Group, Inc. ("FPIC") (Nasdaq Symbol: FPIC) announced today that it has completed a $15 million private placement through a trust preferred securities offering. FTN Financial Capital Markets and Keefe Bruyette & Woods, Inc. ("FTN/KBW") acted as placement agents for the offering.

On April 25, 2003, FPIC entered into a placement agreement with FTN/KBW for the private placement of $15 million of trust preferred securities. The offering was completed May 15, 2003.

FPIC, through its wholly-owned statutory trust, along with other insurance and insurance holding company participants, issued trust preferred securities to the FTN/KBW investment pool, which in turn, issued its securities to institutional and accredited investors.

The securities issued to the investment pool by FPIC mature in 30 years and will bear a floating interest rate equal to LIBOR plus 4.1%, for an initial rate of approximately 5.4%. The floating interest rate will be adjustable quarterly with changes in LIBOR, and the maximum rate that may be charged under the securities within the first five years is 12.5%. FPIC has purchased a hedging instrument designed to maintain the ultimate floating rate interest cost on the securities within a stated range for five years from closing. FPIC will also have the option to call its securities at par beginning five years from closing.

The net proceeds will be used to fully repay the term loan portion of FPIC's credit facility (approximately $8.8 million), partially reduce its revolving credit facility (by approximately $1.3 million), and make a capital contribution (of up to $4.5 million) to FPIC's insurance operations. A portion of the net proceeds will also be used to unwind or partially unwind hedge agreements related to the term loan and revolving credit facility. FPIC has secured from its bank lender group the necessary approvals and amendments to its credit facility to allow for the issuance of the trust preferred securities and such use of the proceeds.

For additional information regarding FPIC's private placement with FTN/KBW, see FPIC's Form 8-K filed with the Securities and Exchange Commission on May 16, 2003.

John R. Byers, President and Chief Executive Officer of FPIC said, "We are pleased to be participating in FTN/KBW's trust preferred pool. Trust preferred securities provide us with long-term institutional debt, enhancing liquidity by significantly reducing current debt service requirements, and with additional capital for our insurance operations. We will continue to explore and pursue opportunities available for additional financial capacity, including other trust preferred securities pools that may become available to us."

On May 13, 2003, FPIC entered into a second placement agreement for the private placement of up to $5 million of 30 year floating rate trust preferred securities and $10 million in 30 year unsecured senior notes. Closing of this offering is also anticipated to occur during May 2003. Assuming this second offering is successfully completed, the net proceeds would primarily be used to further reduce FPIC's revolving credit facility and partially unwind the related hedge agreement.

                                CORPORATE PROFILE
                                -----------------
FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of professional liability insurance for physicians, dentists and other healthcare providers, primarily in Florida and Missouri. FPIC also

                                  Exhibit - 1
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provides management and administration services to Physicians' Reciprocal
Insurers, a New York medical professional liability insurance reciprocal, and third-party administration services both within and outside the healthcare industry.

                             SAFE HARBOR DISCLOSURE
                             ----------------------
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Any written or oral statements made by or on behalf of FPIC may include forward-looking statements, which reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause ultimate outcomes to differ materially from such statements. These uncertainties and other factors include, but are not limited to:

     |X| Developments in global financial markets that could affect financing plans;
     |X| Risk factors associated with financing and refinancing, including the willingness of credit institutions to provide financing and the availability of credit generally;
     |X| Changes in financial ratings resulting from one or more of these uncertainties or other factors and the potential impact on agents' ability to place insurance business on behalf of FPIC; and

          other risk factors discussed in FPIC's SEC Form 10-K for the year ended December 31, 2002, filed with the SEC on March 28, 2003, and Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 14, 2003.

The words "believe," "anticipate," "foresee," "estimate," "project," "plan," "expect," "intend," "hope," "should," "will," "will likely result" or "will continue" and variations thereof or similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. FPIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

                                     CONTACT
                                     -------
                                Roberta Goes Cown
                   Senior Vice President and Corporate Counsel
              (904) 354-2482, Extension 3287 For all your investor
                        needs, FPIC is on the Internet at
                               http://www.fpic.com
                               -------------------
                 Got a Tough Question? E-mail us at ir@fpic.com
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